UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934


                          (Amendment No. 6)*


                            Unocal Corporation
                             (Name of Issuer)

                               Common Stock
                      (Title of Class of Securities)

                                915289102
                              (CUSIP Number)

                             August 31, 2005
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP: 915289102                                                Page 1 of 7


 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Group International, Inc.
     95-4154357

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
     Please note that this amendment to Schedule 13G is meant to reflect that the Common Stock of Unocal Corporation is no longer reportable under Rule 13D-G because Unocal Corporation was acquired by Chevron
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     HC







CUSIP: 915289102                                                Page 2 of 7

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital Guardian Trust Company
     95-2553868

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE
     Please note that this amendment to Schedule 13G is meant to reflect that the Common Stock of Unocal Corporation is no longer reportable under Rule 13D-G because Unocal Corporation was acquired by Chevron
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA  BK






CUSIP: 915289102                                                Page 3 of 7

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                             Schedule 13G
               Under the Securities Exchange Act of 1934


Amendment No. 6

Item 1(a)     Name of Issuer:
       Unocal Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
       2141 Rosecrans Ave., Suite 4000
       El Segundo, CA 90245

Item 2(a)     Name of Person(s) Filing:
       Capital Group International, Inc. and Capital Guardian Trust
       Company

Item 2(b)     Address of Principal Business Office or, if none,
       Residence:
       11100 Santa Monica Blvd.
       Los Angeles, CA  90025

Item 2(c)     Citizenship:   N/A

Item 2(d)     Title of Class of Securities:
       Common Stock

Item 2(e)     CUSIP Number:
       915289102

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
       (d)     [X]     Investment company registered under section 8
            of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
       (g)     [X]     A parent holding company or control person in
            accordance with section 240.13d-1(b)(1)(ii)(G).

Item 4     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       See pages 2 and 3

       (a)    Amount beneficially owned:
       (b)    Percent of class:
       (c)    Number of shares as to which the person has:
       (i)    Sole power to vote or to direct the vote:
       (ii)   Shared power to vote or to direct the vote:
       (iii)  Sole power to dispose or to direct the disposition of:
       (iv)   Shared power to dispose or to direct the disposition of:

       N/A

CUSIP: 915289102                                                Page 4 of 7

Item 5 Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6     Ownership of More than Five Percent on Behalf of Another
       Person: N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

       1. Capital Guardian Trust Company is a bank as defined in
          Section 3(a)(6) of the Act and an investment adviser registered under Section 203 of the Investment Adviser Act of 1940, and a wholly owned subsidiary of Capital Group
          International, Inc.

Item 8     Identification and Classification of Members of the Group:
       N/A

Item 9     Notice of Dissolution of Group:  N/A

Item 10     Certification

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        Date:          September 9, 2005

        Signature:     *David I. Fisher
        Name/Title:    David I. Fisher, Chairman
                       Capital Group International, Inc.

        Date:          September 9, 2005

        Signature:     *David I. Fisher
        Name/Title:    David I. Fisher, Chairman
                       Capital Guardian Trust Company



CUSIP: 915289102                                                Page 5 of 7



        *By    /s/ Michael Downer
               Michael Downer
               Attorney-in-fact

               Signed pursuant to a Power of Attorney dated January 30, 2003 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc. on February 10, 2003 with respect to Acclaim Entertainment Inc.


















































CUSIP: 915289102                                                Page 6 of 7


                               AGREEMENT

                            Los Angeles, CA
                           September 9, 2005

  Capital Group International, Inc. ("CGII") and Capital Guardian Trust Company ("CGTC") hereby agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of Common Stock issued by Unocal Corporation.

  CGII and CGTC state that they are each entitled to individually use
Schedule 13G pursuant to Rule 13d-1(c) of the Act.

  CGII and CGTC are each responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but are not responsible for the completeness or accuracy of the information concerning the others.



                 CAPITAL GROUP INTERNATIONAL, INC.

                 BY:              *David I. Fisher
                                  David I. Fisher, Chairman
                                   Capital Group International,
                                   Inc.


                 CAPITAL GUARDIAN TRUST COMPANY

                 BY:              *David I. Fisher
                                  David I. Fisher, Chairman
                                   Capital Guardian Trust Company


*By  /s/ Michael Downer
     Michael Downer
     Attorney-in-fact

     Signed pursuant to a Power of Attorney dated January 30, 2003 included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Capital Group International, Inc. on February 10, 2003 with respect to Acclaim Entertainment Inc.
















CUSIP: 915289102                                                Page 7 of 7